Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE

December 19, 2019		NEW YORK METRO

Contact:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MFA Financial, Inc. Elects Lisa Polsky to Board of Directors

NEW YORK – MFA Financial, Inc. (NYSE: MFA) announced today that its Board of Directors has elected Lisa Polsky to its Board effective January 1, 2020.

Ms. Polsky has served as a member of Deutsche Bank AG’s U.S. Board since 2016, and she is a member of the Board of Trustees of Guardian Life’s Variable Products Trust, where she chairs the Audit Committee. Ms. Polsky also served on the Board of Directors of Piper Jaffray from 2007 to 2016, where she chaired the Audit Committee and the Compensation Committee. She also recently served as a Senior Risk Advisor to each of AQR Capital Management LLC, an investment management firm, and Ultra Capital, a venture capital firm. Prior thereto, Ms. Polsky served as Chief Risk Officer at CIT, a financial holding company, from 2010 to 2016, and she was Chief Risk Officer of Morgan Stanley earlier in her career.

Ms. Polsky began her career building derivative trading and hedge fund businesses at Citibank and Bankers Trust. Ms. Polsky holds a B.S. in International Business and Economics from New York University.

“We couldn’t be more pleased to welcome Lisa to the MFA Board,” said George H. Krauss, MFA’s Chairman of the Board. “Lisa’s extensive experience in portfolio management, trading and enterprise risk management will bring significant benefits to MFA’s Board, management team and shareholders.”

With the addition of Ms. Polsky, who will be filling the vacancy created by the resignation of Richard J. Byrne from the Board effective as of December 31, 2019, MFA’s Board will continue to be comprised of eight directors, seven of whom are independent and three of whom are women.

MFA Financial, Inc. is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential mortgage-backed securities and residential whole loans.